                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ASSET EQUITY GROUP, INC.
               (Exact name of registrant as specified in charter)
UTAH                                                            87-0428520
(State                                                          (IRS Employer
of                                                              Identification
Incorporation)                                                  Number)
10120 South Eastern Avenue                                      921-2063239
Suite 218
Henderson, Nevada                                               89052
(Address of Principal Executive Offices)                        (Zip Code)

                         Common Stock Issued Pursuant to
                              Consulting Agreements
                              (Full Title of Plan)

                                  Stephen Brown
                                    President
                           10120 South Eastern Avenue
                                    Suite 218
                             Henderson, Nevada 89052
                     (Name and Address of Agent for Service)

                                 1-702-492-1218
                     (Telephone Number, Including Area Code
                              of Agent for Service)

Title of each                           Proposed maximum      Proposed maximum         Amount
class of securities   Amount to be      offering price per    aggregate offering       of
to be registered      Registered        Share (1)             price (1)                Registration Fee
---------------       ------------      ------------------    ------------------       ----------------
Common Stock          100,000,000       $0.08                     $8,000,000.00             $736.00
                      Shares

(1) Estimated pursuant to Rule 457(c) solely for purpose of calculating the amount of the registration fee, based upon the average of the bid and ask prices reported on February 8, 2002, as reported on the OTC Bulletin Board.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participating employee as specified by Rule 428 (b) (1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this registration statement of Asset Equity Group, Inc. and in the related Section 10(a) prospectus:

          (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

          (b) All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

          No description of the class of securities (i.e., $0.001 par value Common Stock) is required under this item because the common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     Robert S. Luce, Esq., Attorney at Law, 399 Quentin Road, Suite A, Palatine, Illinois 60067 is expected to render an opinion with respect to certain matters pertaining to the securities being registered. Mr. Luce is not an "affiliate" of the Company. Mr. Luce does not own shares of the Company's stock. Mr. Luce is not licensed to practice law in the State of Utah.

Item 6. Indemnification of Directors and Officers

     The following is a brief summary of certain indemnification provisions of the Company's Articles of Incorporation and the Utah Revised Business Corporation Act. This summary is qualified in its entirety by reference to the text thereof.

     Section 16-10a-901 through 909 of the Utah Revised Business Corporation Act, as amended (the "Corporation Act"), permits a Utah corporation to indemnify its directors and officers for certain of their acts. More specifically, Sections 16-10a-902 and 16-10a-907 of the Corporation Act grant authority to any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, by reason of his or her having been a corporate director or officer. Such provision is limited to instances where the director or officer acted in good faith and in a manner he or she reasonable believed to be in or not opposed to the best interests of the corporation, or, in criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. Such sections confer on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred by him or her to the extent he or she is successful on the merits or otherwise defense of any claim, issue, or matter. The corporation may not indemnify a director if the director is adjudged liable to the corporation or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable.
Section 16 10a-906 of the Corporation Act expressly makes indemnification contingent upon a determination that indemnification is proper in the circumstances. Such determination must be made by the board of directors acting through a quorum of disinterested directors, or by the board of directors acting on the advice of independent legal counsel, or by the shareholders. Further,
Section 16-10a 904 of the Corporation Act permits a corporation to pay attorney's fees and other litigation expenses on behalf of a director or office in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses to the corporation if its is ultimately determined that he or she is not entitled to be indemnified by the corporation or to the extent the expenses so advanced by the corporation exceed the indemnification to which he or she is entitled. Such indemnification provisions do not exclude other indemnification rights to which a director or officer may be entitled under the corporation's certificate or articles of incorporation, bylaws, an agreement, a vote of shareholders, or otherwise. The corporation may also purchase and maintain insurance to provide indemnification.

       The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the discussed section of the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling Asset Equity Group, Inc. pursuant to the foregoing provisions, Asset Equity Group, Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       Item 7. Exemption from Registration Claimed

       No restricted securities are being reoffered or resold pursuant to this registration statement.

       Item 8. Exhibits

       The Exhibits to this registration statement are listed in the Index to Exhibits on page 6.

       Item 9. Undertakings

       The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 8, 2002.

                                      Asset Equity Group, Inc.



                                      By: /s/ Stephen Brown
                                         ------------------
                                              Stephen Brown
                                              President

      Each person whose signature appears below constitutes and appoints Stephen Brown his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                                   Title                           Date
---------                                   -----                           ----
(1)   Principal Executive,
      Principal Financial and
      Principal Accounting Officer


        /s/Stephen Brown            Chief Executive Officer,         February 8, 2002
      ----------------
         Stephen Brown              President, Chief Financial
                                    Officer and a
                                    Director

(2)    Directors


       /s/Larry Salem             A direct and Chairman         February 8, 2002
       --------------
       Larry Salem                of the Audit Committee

                                INDEX TO EXHIBITS

Exhibit
Number              Description
------              -----------

5.1/23.2            Opinion regarding legality

23.1                Consent of Independent Public Accountant

99.1                Consulting Agreements